Weil, Gotshal & Manges

Exhibit 5

CPM/67574.0003	20 September 2002

Acambis plc
Peterhouse Technology Park
100 Fulbourn Road
Cambridge
CB1 9PT

Dear Sirs

You have requested our opinion with respect to certain matters of English law in relation to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Acambis plc (“Acambis”) with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of up to 4,835,121 ordinary shares of 10p each in Acambis (the “Shares”) offered pursuant to the provisions of Acambis’ 1999 Share Option Plan (the “Plan”). As your UK legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken in connection with the issue of the Shares.

It is our opinion that, upon completion of the proceedings being taken or to be taken prior to issue of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the United States and the various states in the United States and in the United Kingdom, where required, the Shares when issued in accordance with the terms of the Plan will be legally and validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of England and Wales and we do not express any opinion herein concerning any other law.

We consent to the filing of this Opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/ Weil, Gotshal & Manges

Weil, Gotshal & Manges